Exhibit 99.1

Contact: Dennis Zember
(404) 760-7707

FOR IMMEDIATE RELEASE

Flag Financial Corporation Reports Second Quarter Earnings

Atlanta, Ga. (July 19, 2004) – Flag Financial Corporation (Nasdaq: FLAG) today announced earnings for the second quarter of 2004 of $1,921,000 or $0.21 per diluted share, an increase of 26.2% as compared to the same quarter of 2003. Earnings for the six-month period ending June 30, 2004 totaled $4,017,000 or $0.44 per diluted share compared to $3,029,000 or $0.34 per diluted share for the same period in 2003.

Growth in Metro Atlanta
Flag Financial ended the second quarter of 2004 with total assets of $749.4 million, an increase of 20.2% from June 30, 2003 with loans increasing 34.8% since June 30, 2003. Flag Financial’s compounded annual growth rate in assets and loans since June 30, 2002 is approximately 17% and 21%, respectively. Balance sheet growth has been mostly the result of sales efforts in metro Atlanta. Total deposits in the metro Atlanta region increased from $131.0 million at June 30, 2003 to $299.3 million at June 30, 2004, an increase of 128.5%. Loans in the same region increased 76.2% to $345.2 million during the twelve months ended June 30, 2004. Commenting on the balance sheet growth and success in metro Atlanta, Joseph W. Evans, chairman and chief executive officer said, “Our Atlanta success is resulting from having assembled a very talented team of bankers and focusing their energies on a few key initiatives. Our deposit growth is coming from the successful execution of a cash management program for businesses slightly smaller than those targeted by regional banks. Further, having the capacity to lend up to $10 million to a single borrower and a considerable depth of lending talent makes us uniquely competitive in real estate-related transactions in this size range.”

Net Interest Income
Net interest income for the second quarter increased 20.3% to $7.4 million. For the six-month period, net interest income increased 17.3% to $14.5 million from the same period in 2003. Growth in net interest revenue resulted from the impressive growth in loans and Flag Financial’s continued success in funding a large portion of this growth with core deposits, resulting in a lower cost of funding. Demand deposits (interest bearing and non-interest bearing) increased 40.1% to $360.4 million at June 30, 2004. Demand deposits in the metro Atlanta region increased 114.1% to $188.5 million as of June 30, 2004.

Control of Operating Expenses
Operating expenses for the quarter ended June 30, 2004 decreased 4.9% to $6.7 million as compared to the same quarter a year ago. This decrease in operating expenses reflects Flag Financial’s successful commitment to continue leveraging its operating systems, branch locations and well-trained workforce.
Flag Financial Corporation (www.flagbank.com) is a bank holding company whose wholly owned subsidiary is Flag Bank. The Flag Financial franchise consists of 23 offices, including 15 full-service banking offices and six mortgage/loan production offices, in 14 counties in Georgia. Flag Financial's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FLAG."
Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources

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Flag Financial Corporation
Financial Summary
Dollars in thousands except per share information
Unaudited

	Three months ending June 30,
	2004	2003

Interest income	$10,071	$8,726
Interest expense	2,712	2,606

Net interest income	7,359	6,119
Provision for loan losses	375	315

Net interest income after provision	6,984	5,804
Non-interest income	2,591	3,537
Non-interest expense	6,734	7,083

Income before taxes	2,841	2,258
Provision for income taxes	920	736

Net income	$1,921	$1,522

Basic earnings per share	$0.23	$0.18
Diluted earnings per share	0.21	0.17

Net interest margin	4.46%	4.52%
Yield on earning assets	6.11%	6.23%
Cost of funds	1.73%	1.89%
Efficiency ratio	67.39%	73.22%
Net overhead ratio	2.32%	2.27%

Return on average assets	1.07%	0.97%
Return on average equity	11.59%	9.65%

Quarter ending balances

Total assets	$749,371	$623,426
Earnings assets	693,613	564,220
Gross loans outstanding	530,338	393,515
Deposits	610,637	496,722
Shareholders’ equity	64,392	63,655

Quarterly averages

Total assets	$715,212	$625,264
Earnings assets	663,258	562,504
Gross loans outstanding	503,045	388,302
Deposits	572,871	497,629
Shareholders’ equity	66,311	63,084

FTEs at quarter end	236	246
Total assets per FTE	$3,031	$2,534
Earning assets to total assets	92.6%	90.5%

Gross loans to total deposits	86.8%	79.2%
Demand deposits to total deposits	59.0%	51.8%
CDs to total deposits	37.3%	43.1%

Book value at quarter end	$7.73	$7.50
Tangible book value at quarter end	$5.85	$5.73

Flag Financial Corporation
Financial Summary
Dollars in thousands except per share information
Unaudited

	Six months ending June 30,
	2004	2003

Interest income	$19,745	$17,807
Interest expense	5,254	5,450

Net interest income	14,491	12,357
Provision for loan losses	1,095	571

Net interest income after provision	13,396	11,786
Non-interest income	7,283	5,990
Non-interest expense	14,722	13,372

Income before taxes and extraordinary item	5,958	4,404
Provision for income taxes	1,941	1,375

Net income	$4,017	$3,029

Basic earnings per share	$0.47	$0.36
Diluted earnings per share	0.44	0.34

Net interest margin	4.43%	4.51%
Yield on earning assets	6.04%	6.29%
Cost of funds	1.66%	1.95%
Efficiency ratio	67.37%	72.48%
Net overhead ratio	2.09%	2.33%

Return on average assets	1.13%	0.96%
Return on average equity	12.14%	9.73%

Year to date averages

Total assets	$710,987	$633,019
Earnings assets	657,785	571,290
Gross loans outstanding	494,286	386,493
Deposits	575,041	505,819
Shareholders’ equity	66,202	62,301